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                                                                    EXHIBIT 12.3

                             METRIS COMPANIES INC.
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)



                                          Six Months Ended June 30,
                                          -------------------------
                                                2000        1999
                                                ----        ----
Earnings before income taxes and
extraordinary loss: (1)                      $  165,867   $   83,155

Fixed Charges: (1)
    Interest on indebtedness, and
      amortization of debt expense               52,890       19,436
    Interest factor of rental expense             2,540        1,710
                                             -----------------------
    Total fixed charges                          55,430       21,146
                                             -----------------------
Total available earnings                     $  221,297   $  104,301
                                             =======================
Ratio of earnings to fixed charges                 3.99         4.93

(1) As defined in Item 503(d) of Regulation S-K.